As filed with the Securities and Exchange Commission on October 15, 1999
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                         CARRAMERICA REALTY CORPORATION
             (Exact name of registrant as specified in its charter)

           MARYLAND                                           52-1796339
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                          Identification Number)

                         1850 K Street, N.W., Suite 500
                             Washington, D.C. 20006
                                 (202) 729-7500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            ------------------------

      Agent for Service:                                    Copies to:
      ------------------                                    ----------
     Linda A. Madrid, Esq.                         J. Warren Gorrell, Jr., Esq.
        General Counsel                               David W. Bonser, Esq.
CarrAmerica Realty Corporation                        Hogan & Hartson L.L.P.
1850 K Street, N.W., Suite 500                     555 Thirteenth Street, N.W.
    Washington, D.C. 20006                         Washington, D.C. 20004-1109
        (202) 729-7500                                    (202) 637-5600

                            ------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                                                                   Proposed Maximum        Proposed Maximum
                                             Amount to be         Offering Price Per      Aggregate Offering       Amount of
 Title of Securities to be Registered         Registered               Share (1)              Price (1)         Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share         271,363                 $21.9375               $5,953,026             $1,655
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of CarrAmerica Realty Corporation's Common Stock, par value $0.01 per share, on October 14, 1999, as reported in the consolidated reporting system for the New York Stock Exchange.

--------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

RED HERRING:

The information in this prospectus is not complete and may be changed. We may not sell the securities covered by this prospectus until the Securities and Exchange Commission declares effective the registration statement of which this prospectus is a part. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such an offer or sale is not permitted.

                  Subject to Completion, dated October 15, 1999


PROSPECTUS

CarrAmerica Realty Corporation
1850 K Street, N.W., Suite 500
Washington, D.C.  20006
(202) 729-7500

--------------------------------------------------------------------------------

                                 271,363 Shares

                         CARRAMERICA REALTY CORPORATION

                                  Common Stock

--------------------------------------------------------------------------------

         This prospectus covers our issuance from time to time of up to 271,363 shares of our common stock upon redemption on a one-for-one basis of units of limited partner interest in CarrAmerica Realty, L.P. The 271,363 units that may be redeemed were issued in connection with the acquisition of an office property by CarrAmerica Realty, L.P. We are required to register the issuance of the 271,363 shares of common stock upon the redemption of units pursuant to a registration rights agreement with the holders of such units.

         We are registering the issuance of the shares to permit the holders of the units to sell the shares immediately upon redemption of the units without restriction in the open market or otherwise, but the registration of the shares does not necessarily mean that any unit holders of CarrAmerica Realty, L.P. will elect to redeem their units. In addition, upon any redemption, we may elect to pay cash for the units tendered rather than to issue shares of our common stock.

         Although we will incur expenses in connection with the registration of the 271,363 shares, we will not receive any cash proceeds upon their issuance. We will, however, acquire the units redeemed in exchange for any shares issued upon redemption of the units. With each redemption, our interest in CarrAmerica Realty, L.P. will increase.

         Our common stock is listed on the New York Stock Exchange and traded under the symbol "CRE."

         See "Risk Factors" beginning on page 2 for certain factors relevant to an investment in CarrAmerica Realty Corporation common stock, including special considerations applicable to redeeming unit holders.

--------------------------------------------------------------------------------

         Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                 The date of this prospectus is ______ __, 1999

                                ABOUT THE COMPANY

         We are a fully integrated, self-administered and self-managed publicly traded real estate investment trust, and focus primarily on the acquisition, development, ownership and operation of office properties in select growth markets across the United States. As of June 30, 1999, we owned 258 properties.


                            SECURITIES BEING OFFERED

         This prospectus relates to the possible issuance from time to time by us of up to 271,363 shares of our common stock if, and to the extent that, we elect to issue such shares to the holders of up to 271,363 units of limited partner interest in CarrAmerica Realty, L.P. (the "Partnership"), upon the tender of such units for redemption. We will not receive any cash proceeds upon the issuance of such shares but will acquire the redeemed units in exchange for any shares issued upon redemption of the units.

         Pursuant to the Partnership's partnership agreement, each unit may be tendered to the Partnership for redemption for a cash payment equal to the market price of a share of our common stock at the time of redemption. We have the right, however, to elect to issue shares of our common stock in lieu of paying cash upon the redemption of units. We generally expect that we will issue shares of our common stock in exchange for such units tendered for redemption rather than paying cash, although the determination whether to pay cash or issue shares of the common stock will be made at the time the units are tendered. With each redemption, our interest in the Partnership will increase.


                                  RISK FACTORS

         An investment in shares of common stock of CarrAmerica Realty Corporation or in the units of the Partnership, which are redeemable on a one-to-one basis for shares of common stock of CarrAmerica Realty Corporation or their cash equivalent, involves various risks. In deciding whether to redeem their units for shares of common stock, unit holders should carefully consider the following risks and the other information contained in this prospectus and incorporated herein by reference, including, without limitation, the risks of an investment in CarrAmerica Realty Corporation set forth under the caption "Item
1. Business--Risk Factors" in our Annual Report on Form 10-K for the most recently completed fiscal year, before deciding whether to redeem units.

Redeeming Unit Holders Face Special Risks

         The Redemption of Partnership Units Involves Certain Tax Consequences. Your exercise of your unit redemption right will be treated for tax purposes as a sale of the units you redeem. Such a sale will be fully taxable to you and you will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the CarrAmerica Realty Corporation stock received in the exchange plus the amount of the Partnership nonrecourse liabilities considered allocable to the redeemed units at the time of the redemption. It is possible that the amount of gain you will be required to recognize or even the tax liability resulting from such gain could exceed the amount of cash and the value of the shares of CarrAmerica Realty Corporation common stock you receive upon such redemption. See "Redemption of Units--Tax Consequences of Redemption." In addition, your ability to sell a substantial number of shares of CarrAmerica Realty Corporation common stock in order to raise cash to pay tax liabilities associated with redemption of Partnership units may be restricted due to our relatively low trading volume, and, as a result of fluctuations in the stock price, the price you would receive for such shares may not equal the value of your Partnership units at the time of redemption.

         Redeeming Units Will Result in a Change in Your Investment. If you exercise the right to require the redemption of your Partnership units, you may receive cash or, if we so elect, shares of

CarrAmerica Realty Corporation common stock. If you receive cash, you will not receive any interest in CarrAmerica Realty Corporation, will not benefit from any subsequent increases in share price and will not receive any future distributions from us (unless you currently own or acquire in the future additional shares of CarrAmerica Realty Corporation common stock, Partnership units or Carr Realty, L.P. units). If you receive shares of CarrAmerica Realty Corporation common stock, you will become a stockholder of CarrAmerica Realty Corporation rather than a holder of Partnership units. See "Redemption of Units--Comparison of Ownership of Units and Common Stock."

         Partnership Units May Outperform Shares of CarrAmerica Realty Corporation Common Stock. Partnership units, which represent undivided interests in all of the assets of the Partnership, may, over time, outperform shares of CarrAmerica Realty Corporation common stock, which represent undivided interests in all of our assets, including our indirect interest in the Partnership.


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such filed agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

         You should read this prospectus together with additional information described under the heading "Where to Find More Information."


                         WHERE TO FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available on the SEC's website at http://www.sec.gov and through the CarrAmerica Realty Corporation website at http://www.CarrAmerica.com.

         The SEC allows us to "incorporate by reference" in this prospectus information from other documents filed with the SEC, which means that we may disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any the future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act before the sale of all of the shares covered by this prospectus:

         o  Our Annual Report on Form 10-K for the year ended December 31, 1998;

         o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

         o Our Current Reports on Forms 8-K filed with the SEC on February 4, 1999, May 7, 1999 and August 16, 1999; and

         o The description of the CarrAmerica Realty Corporation common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 3, 1993.


         We will provide a copy of any of these filings to each person to whom a copy of this prospectus is delivered at no cost, upon written or oral request to:

         CarrAmerica Realty Corporation
         1850 K Street, N.W., Suite 500
         Washington, D.C. 20006
         Attention: Corporate Secretary
         Telephone: 202/729-7500

         You should rely only on the information contained in this document or other information that we have referred you to in deciding whether to invest in the stock covered by this prospectus. We have not authorized anyone else to provide you with different information. We will not make an offer to sell the shares of our common stock covered by this prospectus in any state where the offer is not permitted.


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Certain statements in this prospectus, and in the documents incorporated by reference in this prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or transactions or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties, availability and creditworthiness of tenants, the level of lease rents and the availability of financing to both us and our tenants, adverse changes in the real estate markets including, among other things, competition from other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that we may not control, governmental actions and initiatives, and environmental/safety requirements.


                               REDEMPTION OF UNITS

Background

         The units in the Partnership to which the shares being registered hereby relate were issued in connection with the acquisition by the Partnership of an office property in October 1997. Under the terms of the Partnership's partnership agreement, these units became redeemable for cash or, at the option of CarrAmerica Realty Corporation, CarrAmerica Realty Corporation common stock beginning on October 6, 1999.

General

         The holders of units of limited partner interest in the Partnership to which this prospectus relates may, subject to certain limitations, require that the Partnership redeem such units by delivering a notice to the Partnership. Upon redemption, such unit holders will receive, at our option, with respect to each unit tendered (subject to certain anti-dilution adjustments), either (i) cash in an amount equal to the market price of one share of our common stock or
(ii) one share of our common stock. The market price of our common stock for this purpose will be equal to the average of the closing trading price of our common stock (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was delivered to CarrAmerica Realty GP Holdings, Inc., the general partner of the Partnership and our wholly owned subsidiary.

         We currently anticipate that we generally will elect to assume directly and satisfy any redemption right exercised by a holder of units through the issuance of shares of our common stock pursuant to this prospectus, whereupon we will acquire the units being redeemed and will become the owner of such units. However, we will make the determination whether to issue shares of our common stock upon redemption of such units at the time the units are tendered for redemption. Such an acquisition of units by us will be treated as a sale of such units to us for federal income tax purposes. See "--Tax Consequences of Redemption" below. Upon redemption, the right of a unit holder to receive distributions with respect to the units redeemed will cease (but if such units are exchanged for shares of our common stock, the unit holder will have rights as a stockholder of CarrAmerica Realty Corporation from the time of its acquisition of such shares).

         A unit holder must notify CarrAmerica Realty GP Holdings, Inc., as the general partner of the Partnership, of his or her desire to require the Partnership to redeem units by sending a notice in the form attached as an exhibit to the partnership agreement of the Partnership, a copy of which is available from us. A unit holder must request the redemption of at least 1,000 units (or all of the units held by such holder, if less). The redemption generally will occur on the tenth business day after the notice is delivered by the unit holder, except that no redemption can occur if the delivery of shares of our common stock would be prohibited under the provisions of our charter designed to protect our qualification as a real estate investment trust for Federal income tax purposes. Furthermore, if we combine our outstanding shares of common stock into a smaller number of shares, redemption will not occur prior to the effectiveness of the combination.

Tax Consequences of Redemption

         The following discussion summarizes certain federal income tax considerations that may be relevant to a limited partner of the Partnership who exercises his or her right to require the redemption of units.

         Tax Treatment of Redemption of Units. If we assume and perform the redemption obligation, the partnership agreement of the Partnership provides that the redemption will be treated by us, the Partnership and the redeeming limited partner as a sale of such units by such limited partner to us at the time of such redemption. In that event, such sale will be fully taxable to the redeeming limited partner and such redeeming limited partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the CarrAmerica Realty Corporation common stock received in the exchange plus the amount of the Partnership nonrecourse liabilities allocable to such redeemed units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

         If we do not elect to assume the obligation to redeem a limited partner's units, the Partnership may redeem such units for cash. If the Partnership redeems units for cash that we contribute to it to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such units to us in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of Partnership nonrecourse liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

         If, instead, the Partnership chooses to redeem a limited partner's units for cash that is not contributed by us to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Partnership redeems less than all of a limited partner's units, such limited partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of Partnership nonrecourse liabilities allocable to the redeemed units, exceeded the limited partner's adjusted basis in all of such limited partner's units immediately before the redemption.

         Tax Treatment of Disposition of Units by Limited Partner Generally. If a Partnership unit is redeemed in a manner that is treated as a sale of such unit, or a limited partner otherwise disposes of a Partnership unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such unit. See "--Basis of Units" below. Upon the sale of a unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property received (e.g., shares of our common stock) plus the portion of the Partnership's nonrecourse liabilities allocable to the unit sold. To the extent that the amount of cash or property received plus the allocable share of the Partnership's nonrecourse liabilities exceeds the limited partner's basis for the unit disposed of, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (e.g., shares of our common stock) received upon such disposition.

         Except as described below, any gain recognized upon a sale or other disposition of Partnership units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a limited partner's share of "unrealized receivables" of the Partnership (as defined in Section 751 of the Internal Revenue Code of 1986, as amended) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the transfer of a unit.

         Basis of Units. In general, a limited partner who was deemed at the time of an acquisition to have received his or her Partnership units upon liquidation of a partnership has an initial tax basis in such units equal to the basis in his or her partnership interest at the time of such liquidation. Similarly, in general, a limited partner who contributed property in exchange for his or her units has an initial tax basis in the units equal to the basis in the contributed property. A limited partner's initial tax basis in his or her units generally is increased by (a) such limited partner's share of Partnership taxable income and (b) increases in his or her share of liabilities of the Partnership (including any increase in his or her share of nonrecourse liabilities). Generally, such partner's basis in his or her units is decreased (but not below zero) by (i) his or her share of Partnership distributions, (ii) decreases in his or her share of liabilities of the Partnership (including any decrease in his or her share of nonrecourse liabilities of the Partnership),
(iii) his or her share of losses of the Partnership, and (iv) his or her share of nondeductible expenditures of the Partnership that are not chargeable to capital.

Comparison of Ownership of Units and Common Stock

         The nature of an investment in shares of our common stock is not substantially equivalent economically to an investment in Partnership units. A holder of a share of our common stock is not required to receive the same distribution as a holder of a Partnership unit. In addition, stockholders and unit holders do not generally share in a substantially equivalent fashion in the risks and rewards of ownership in the enterprise being conducted by us because we conduct substantial business other than the business of the Partnership.

         The information below highlights a number of the significant differences between the Partnership and CarrAmerica Realty Corporation relating to, among other things, form of organization, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation, and compares certain legal rights associated with the ownership of Partnership units and our common stock, respectively. These comparisons are intended to assist unit holders of the Partnership in understanding how their investment will be changed if their units are redeemed for our common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and unit holders should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information about CarrAmerica Realty Corporation.

-------------------------------------------------------------------------------------------------------------
           CARRAMERICA REALTY, L.P.                                CARRAMERICA REALTY CORPORATION
-------------------------------------------------------------------------------------------------------------

                                     Form of Organization and Assets Owned
                                     -------------------------------------
The Partnership is organized as a Delaware                 We are a Maryland corporation. We believe
limited partnership. As of June 30, 1999, the              that we have operated so as to qualify as a
Partnership owns interests in 63 operating                 real estate investment trust under the
properties, nine properties under                          Internal Revenue Code of 1986, as amended,
construction and land that is expected to                  commencing with our taxable year ended
support the future development of up to                    December 31, 1993, and intend to continue to
944,000 square feet of office space.                       so operate. As of June 30, 1999, we owned
                                                           (either directly or through interests in
                                                           subsidiaries, including the Partnership)
                                                           interests in 258 properties, as well as 35
                                                           properties under construction that will
                                                           contain an additional 2.9 million square feet
                                                           of office space.
                                               Additional Equity
                                               -----------------
The Partnership is authorized to issue units               The board of directors may issue, in its
and other partnership interests (including                 discretion, additional equity securities
partnership interests of different series or               consisting of our common stock or preferred
classes that may be senior to currently                    stock; provided, that the total number of
outstanding units) as determined by its                    shares issued does not exceed the authorized
general partner, in its sole discretion. The               number of shares of capital stock set forth
general partner may, in its sole and absolute              in our charter. The proceeds of equity
discretion, make a capital contribution to                 capital raised us are not required to be
the Partnership in exchange for additional                 contributed to the Partnership.
units.

--------------------------------------------------------------------------------------------------------
           CARRAMERICA REALTY, L.P.                                CARRAMERICA REALTY CORPORATION
--------------------------------------------------------------------------------------------------------

                                            Borrowing Policies
                                            ------------------
The Partnership has no restrictions on                     We are not restricted under our charter and
borrowings, and its general partner has full               by-laws from incurring borrowings. We are not
power and authority to borrow money on behalf              required to incur any or all of our
of the Partnership.                                        indebtedness through the Partnership. We have
                                                           adopted a policy that currently limits total
                                                           borrowings to 50% of the total market
                                                           capitalization of the Company, but this
                                                           policy may be altered at any time by the
                                                           board of directors.
                                            Management Control
                                            ------------------
Generally, all management powers over the                  The board of directors has exclusive control
business and affairs of the Partnership are                over our business and affairs subject only to
vested in the general partner of the                       the restrictions in our charter and by-laws.
Partnership, and no limited partner of the                 The board of directors is divided into three
Partnership has any right to participate in                classes of directors. At each annual meeting
or exercise control or management power over               of the stockholders, the successors of the
the business and affairs of the Partnership.               class of directors whose terms expire at that
The general partner may not be removed by the              meeting are elected. The policies adopted by
limited partners of the Partnership, with or               the board of directors may be altered or
without cause.                                             eliminated without a vote of the
                                                           stockholders. Accordingly, except for their
                                                           vote in the elections of directors,
                                                           stockholders generally have no control over
                                                           our ordinary business policies. The board of
                                                           directors cannot change our policy of
                                                           maintaining its status as a real estate
                                                           investment trust, however, without the
                                                           approval of holders a majority of the
                                                           outstanding shares of our common stock.
                                             Fiduciary Duties
                                             ----------------
Under Delaware law, the general partner of                 Under Maryland law, the directors must
the Partnership is accountable to the                      perform their duties in good faith, in a
Partnership as a fiduciary and, consequently,              manner that they reasonably believe to be in
is required to exercise good faith and                     our best interests and with the care of an
integrity in all of its dealings with respect              ordinarily prudent person in a like position.
to partnership affairs. However, under the
Partnership's partnership agreement, the
general partner is under no obligation to
take into account the separate interests of
limited partners (including, without
limitation, the tax consequences to any
partner) in deciding whether to cause the
Partnership to take any action.

--------------------------------------------------------------------------------------------------------
           CARRAMERICA REALTY, L.P.                                CARRAMERICA REALTY CORPORATION
--------------------------------------------------------------------------------------------------------

                                 Management Liability and Indemnification
                                 ----------------------------------------
As a matter of Delaware law, the general                   Our charter provides that the liability of
partner has liability for the payment of the               our directors and officers to us and our
obligations and debts of the Partnership                   stockholders for money damages is limited to
unless limitations upon such liability are                 the fullest extent permitted under Maryland
stated in the document or instrument                       law. Under current Maryland law, the
evidencing the obligation. However, under the              directors and officers of a corporation are
Partnership's partnership agreement, the                   not liable to such corporation or to its
general partner is not liable for monetary                 stockholders for money damages except to the
damages to the Partnership or any limited                  extent that (i) the director or officer
partner for losses sustained or liabilities                actually received an improper benefit in
incurred as a result of errors in judgment or              money, property or services, for the amount
of any act or omission if the general partner              of the benefit or profit in money, property
acted in good faith.                                       or services actually received, or (ii) a
                                                           judgment or other final adjudication adverse
Under the Partnership's partnership                        to the director or officer is entered in a
agreement, the Partnership also has agreed to              proceeding based on a finding in a proceeding
indemnify the general partner and any                      that the director's or officer's action was
director or officer of the general partner                 the result of active and deliberate
from and against all losses, claims, damages,              dishonesty and was material to the cause of
liabilities and expenses incurred in                       action adjudicated in the proceeding.
connection with any actions relating to the
operations of the Partnership in which the                 Our charter also provides that directors and
general partner or such director or officer                officers generally shall by indemnified to
is involved, unless (1) the act was in bad                 the fullest extent permitted from time to
faith and was material to the action, (2)                  time by the laws of Maryland.
such party received an improper personal
benefit or (3) in the case of any criminal
proceeding, such party had reasonable cause
to believe the act was unlawful.

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           CARRAMERICA REALTY, L.P.                                CARRAMERICA REALTY CORPORATION
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                                         Antitakeover Provisions
                                         -----------------------
Generally, the general partner of the                      Our charter and by-laws contain a number of
Partnership has exclusive management power                 provisions that may have the effect of
over the business and affairs of the                       delaying or discouraging an unsolicited
Partnership. The general partner may not be                proposal for the acquisition of CarrAmerica
removed by the limited partners, with or                   Realty Corporation or the removal of
without cause. Subject to limited exceptions,              incumbent management. These provisions
under the Partnership's partnership                        include, among others: (1) a staggered board
agreement, a limited partner may not transfer              of directors; (2) authorized capital stock
his or her interest as a limited partner                   that may be issued as preferred stock in the
without the consent of the general partner,                discretion of the board of directors, with
which consent may be given or denied by the                superior voting rights to our common stock;
general partner in its sole and absolute                   (3) a requirement that directors may be
discretion.                                                removed only for cause and only by a vote of
                                                           holders of at least a majority of our
                                                           outstanding common stock; and (4) an
                                                           ownership limit that prohibits ownership by
                                                           any person of more than 5% of our common
                                                           stock, subject to certain exceptions.
                                              Voting Rights
                                              -------------
Generally, all decisions relating to the                   We are managed and controlled by a board of
operation and management of the Partnership                directors divided into three classes having
are made by the general partner. As of June                staggered terms of office. Each class is to
30, 1999, subsidiaries of CarrAmerica Realty               be elected by the stockholders at our annual
Corporation held approximately 88% of the                  meetings. Maryland law requires that certain
outstanding units. As units are redeemed by                major corporate transactions, including most
partners, our percentage ownership of the                  amendments to our charter, may not be
units will increase. If additional units are               consummated without the approval of
issued to third parties, which is permitted,               stockholders as set forth below. All shares
our percentage ownership of the units will                 of our common stock have one vote.
decrease.

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           CARRAMERICA REALTY, L.P.                                CARRAMERICA REALTY CORPORATION
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                                   Compensation, Fees and Distributions
                                   ------------------------------------
The general partner does not receive any                   Our directors and officers receive
compensation for its services as general                   compensation for their services.
partner of the Partnership As a partner in
the Partnership, however, the general partner
has a right to allocations and distributions
of the Partnership. In addition, the
Partnership is required to reimburse the
general partner for all expenses incurred by
it relating to the ongoing operation of the
Partnership and any other offering of
additional partnership interests in the
Partnership.
                                          Liability of Investors
                                          ----------------------
Under the Partnership's partnership agreement              Under Maryland law, our stockholders are not
and applicable state law, the liability of                 personally liable for CarrAmerica Realty
the limited partners for the Partnership's                 Corporation's debts or obligations.
debts and obligations generally is limited to
the amount of their investment in the
Partnership.
                                         Review of Investor Lists
                                         ------------------------
Under the Partnership's partnership                        Under Maryland law, a stockholder holding at
agreement, limited partners of the                         least 5% of the outstanding stock of a
Partnership, upon written demand containing a              corporation may upon written request obtain a
statement of the purpose of such demand and                list of the stockholders of the corporation.
at the limited partner's expense, are
entitled to obtain a current list of the
names and last known business, residence or
mailing addresses of the limited partners of
the Partnership.

--------------------------------------------------------------------------------------------------------
           CARRAMERICA REALTY, L.P.                                CARRAMERICA REALTY CORPORATION
--------------------------------------------------------------------------------------------------------

                                                Liquidity
                                                ---------
Limited partners in the Partnership generally              The shares of common stock issued upon
(subject to certain limited exceptions) may                redemption of Partnership units will be
not transfer their units without the general               freely transferable as registered securities
partner's consent. In addition, the general                under the Securities Act of 1933, as amended.
partner, in its sole and absolute discretion,              Our common stock is listed on the New York
may prevent the admission to the Partnership               Stock Exchange. The breadth and strength of
of substituted limited partners.                           the market for CarrAmerica Realty Corporation
                                                           stock will depend, among other things, upon
Each holder of units of limited partner                    the number of shares outstanding, our
interest in the Partnership, however, has the              financial results and prospects, the general
right to tender his or her units for                       interest in CarrAmerica Realty Corporation
redemption by the Partnership as described                 and other real estate investments, and our
elsewhere herein.                                          dividend yield compared to that of other debt
                                                           and equity securities.
                                         Federal Income Taxation
                                         -----------------------
The Partnership is not subject to Federal                  We have elected to be taxed as a real estate
income taxes. Instead, each holder of                      investment trust. So long as we qualify as a
Partnership units includes its allocable                   real estate investment trust, we will be
share of the Partnership's taxable income or               permitted to deduct distributions paid to our
loss in determining its individual federal                 stockholders, which effectively will reduce
income tax liability. The maximum federal                  the "double taxation" that typically results
income tax rate for individuals under current              when a corporation earns income and
law is 39.6%.                                              distributes that income to its stockholders
                                                           in the form of dividends. A qualified real
                                                           estate investment trust, however, is subject
                                                           to federal income tax on income that is not
                                                           distributed and also may be subject to
                                                           federal income and excise taxes in certain
                                                           circumstances. Our noncontrolled
                                                           subsidiaries, however, do not qualify as real
                                                           estate investment trusts and, thus are
                                                           subject to federal income tax on their net
                                                           income at normal corporate rates. The maximum
                                                           federal income tax rate for corporations
                                                           under current law is 35%.

--------------------------------------------------------------------------------------------------------
           CARRAMERICA REALTY, L.P.                                CARRAMERICA REALTY CORPORATION
--------------------------------------------------------------------------------------------------------
Income and loss from the Partnership                       Dividends we pay will be treated as
generally is subject to the "passive                       "portfolio" income and cannot be offset with
activity" limitations. Under the "passive                  losses from "passive activities." The
activity" rules, income and loss from the                  portfolio income of individuals is taxed at a
Partnership that is considered "passive                    maximum Federal income tax rate of 39.6%
income" generally can be offset against                    under current law.
income and loss from other investments that
constitute "passive activities."

Cash distributions from the Partnership are                Distributions we make to our taxable domestic
not taxable to a holder of units except to                 stockholders out of current or accumulated
the extent they exceed such holder's basis in              earnings and profits will be taken into
the holder's interest in the Partnership                   account by them as ordinary income.
(which will include such holder's allocable                Distributions that are designated as capital
share of Partnership nonrecourse debt).                    gain dividends generally will be taxed as
                                                           long-term capital gain, subject to certain
                                                           limitations. Distributions in excess of
                                                           current or accumulated earnings and profits
                                                           will be treated as a non-taxable return of
                                                           basis to the extent of a stockholder's
                                                           adjusted basis in its shares of our common
                                                           stock, with the excess taxed as capital gain.
                                                           We may elect to require stockholders to
                                                           include our undistributed net capital gains
                                                           in their income. If we so elect, stockholders
                                                           would include their proportionate share of
                                                           such gains in their income and would be
                                                           deemed to have paid their share of the tax
                                                           actually paid by us on such gains.

Each year, holders of units will receive a                 Each year, stockholders will receive Form
Schedule K-1 tax form containing detailed tax              1099 containing information regarding
information for inclusion in preparing their               dividends paid and, if applicable, dividends
Federal income tax returns.                                designated as capital gain dividends. In the
                                                           event we designate any amounts as
                                                           undistributed capital gain, stockholders will
                                                           receive Form 2439 containing information
                                                           regarding the amount of gain required to be
                                                           included in their income.

Holders of units are required, in some cases,              Stockholders who are individuals generally
to file state income tax returns and/or pay                will not be required to file state income tax
state income taxes in the states in which the              returns and/or pay state income taxes outside
Partnership owns property, even if they are                of their state of residence with respect to
not residents of those states.                             our operations and distributions. We may be
                                                           required to pay state income taxes in certain
                                                           states.

         The following is a comparison of the voting rights of the limited partners of the Partnership and stockholders of CarrAmerica Realty Corporation as they relate to certain major transactions:

--------------------------------------------------------------------------------------------------------
           CARRAMERICA REALTY, L.P.                                CARRAMERICA REALTY CORPORATION
--------------------------------------------------------------------------------------------------------

A.                Amendment of the Partnership's Partnership Agreement or the Charter of
                  ----------------------------------------------------------------------
                  CarrAmerica Realty Corporation.
                  -------------------------------
Generally, the Partnership's partnership                   Amendments to the charter of CarrAmerica
agreement may be amended through a proposal                Realty Corporation must be approved by the
by the general partner or any limited partner              board of directors and generally by at least
holding 25% or more of the units. Such                     two-thirds of the votes entitled to be cast
proposal, in order to be effective, must be                at a meeting of stockholders.
approved by the general partner and by the
vote of holders of at least a majority of the
outstanding units. Certain amendments that
affect the fundamental rights of a limited
partner must be approved by each affected
limited partner. In addition, the general
partner may, without the consent of the
limited partners, amend the Partnership's
partnership agreement as to certain
ministerial matters.
B.                Vote Required to Dissolve the Partnership or CarrAmerica Realty
                  ---------------------------------------------------------------
                  Corporation.
                  ------------
The dissolution of the Partnership may be                  Under Maryland law, the board of directors
effected by the general partner in its sole                must obtain approval of holders of at least
and absolute discretion. In addition, the                  two-thirds of the outstanding common stock in
Partnership shall be dissolved by the                      order to dissolve CarrAmerica Realty
expiration of its term, an event of                        Corporation.
withdrawal of the general partner, subject to
certain exceptions, the entry of a decree of
judicial dissolution of the Partnership, the
sale of all or substantially all of the
assets and properties of the Partnership in
exchange for cash or a final and
non-appealable judgment entered by a court
ruling that the general partner is bankrupt,
subject to certain exceptions.
C.                Vote Required to Sell Assets or Merge.
                  --------------------------------------
Pursuant to the Partnership's partnership                  Under Maryland law, the sale of all or
agreement, the general partner has the                     substantially all of our assets or a merger
authority to dispose of any or all of the                  or consolidation of CarrAmerica Realty
assets of the Partnership and to merge or                  Corporation requires the approval of the
combine the Partnership with or into another               board of directors and holders of two-thirds
entity on such terms as the general partner                of our outstanding common stock. No approval
deems proper.                                              of the stockholders is required for the sale
                                                           of less than all or substantially all of
                                                           CarrAmerica Realty Corporation's assets.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes certain federal income tax considerations relating to CarrAmerica and to the acquisition, ownership and disposition of shares of common stock. The following description is for general information only, is not exhaustive of all possible tax considerations, and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax consequences. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable for all stockholders in CarrAmerica. It does not discuss all aspects of federal income taxation that might be relevant to a specific stockholder in light of its particular investment or tax circumstances. The description does not purport to deal with all aspects of taxation that may be relevant to stockholders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations or foreign corporations and persons who are not citizens or residents of the United States.

         The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. Except as described below in " - Requirements for Qualification as a REIT Income Tests Applicable to REITs," CarrAmerica has not requested and does not plan to request any rulings from the IRS concerning the tax treatment of CarrAmerica. Thus no assurance can be provided that the statements set forth herein will not be challenged by the IRS or will be sustained by a court if so challenged.

         The specific tax attributes of a particular stockholder could have a material impact on the tax considerations associated with the purchase, ownership and disposition of common stock. Therefore, it is essential that each prospective stockholder consult with his own tax advisors with regard to the application of the federal income tax laws to such stockholder's personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

         As used in this section, "CarrAmerica" refers solely to CarrAmerica Realty Corporation.

Tax Consequences of the Redemption of Units

         For a description of the tax consequences of the redemption of units, see "Redemption of Units - Tax Consequences of Redemption."

Taxation of CarrAmerica as a REIT

         General. CarrAmerica has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, beginning with its taxable year ended December 31, 1993. CarrAmerica believes that it is organized and has operated in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code and intends to continue to operate in such a manner. Qualification and taxation as a REIT depends upon CarrAmerica's ability to meet on a continuing basis the various qualification tests imposed on REITs by the Internal Revenue Code. Given the highly complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in circumstances of CarrAmerica, no assurance can be given that CarrAmerica has qualified as a REIT or will continue to qualify as a REIT.

         The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is a summary of the material aspects of these rules, which is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder and administrative and judicial interpretations thereof.

         So long as CarrAmerica qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that generally results from investment in a regular corporation. However, CarrAmerica will be subject to federal income tax as described below.

     1. CarrAmerica will be taxed at regular corporate rates on any undistributed "REIT taxable income," and on undistributed net capital gains. REIT taxable income is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

     2. Under certain circumstances, CarrAmerica may be subject to the "alternative minimum tax" on its items of tax preference.

     3. If CarrAmerica has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

     4. CarrAmerica's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

     5. If CarrAmerica fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to (1) the gross income attributable to the greater of the amount by which CarrAmerica fails the 75% or 95% test multiplied by (2) a fraction intended to reflect its profitability.

     6. If CarrAmerica fails to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, CarrAmerica will be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

     7. If CarrAmerica acquires any asset from a taxable "C" corporation in a carryover basis transaction and CarrAmerica recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by CarrAmerica, then, to the extent of the asset's "built-in gain," such gain will be subject to tax at the highest regular corporate rate applicable. Built-in gain is the excess of the fair market value of an asset over CarrAmerica's adjusted basis in the asset, determined when CarrAmerica acquired the asset. These results regarding the recognition of built-in gain assume that CarrAmerica will make an election pursuant to IRS Notice 88-19 with respect to the receipt of any built-in gain assets in any carryover basis transaction.

         Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association

         (1) that is managed by one or more trustees or directors;

         (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

         (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

         (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

         (5) the beneficial ownership of which is held by 100 or more persons;

         (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

         (7) that makes an election to be taxable as a REIT, or has made such election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status;

         (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

         (9) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

         Conditions (1) to (5) inclusive must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of condition (6).

         CarrAmerica believes that it has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy the conditions described in clauses (5) and (6) above. In addition, the Articles of Incorporation contain restrictions regarding the transfer of shares of capital stock that are intended to assist CarrAmerica in continuing to satisfy the stock ownership requirements described in clauses (5) and (6) above. These restrictions, however, may not ensure that CarrAmerica will, in all cases, be able to satisfy the stock ownership requirements described above. If CarrAmerica fails to satisfy such stock ownership requirements, its status as a REIT will terminate.

         In connection with condition (6), a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. For CarrAmerica's taxable years beginning on or after January 1, 1998, if CarrAmerica complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6), then it will be treated as having met condition (6).

         Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary" that subsidiary will be disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by the REIT. A qualified REIT subsidiary of CarrAmerica will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in certain states.

         Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, for purposes of applying the requirements described herein, CarrAmerica is treated as owning directly its proportionate share of the assets and items of income of all partnerships and LLCs in which it owns an interest, such as CarrAmerica Realty, L.P. and Carr Realty, L.P., either directly or indirectly through another partnership or LLC. CarrAmerica has direct control over CarrAmerica Realty, L.P. and Carr Realty, L.P. and intends to operate them in a manner that is consistent with the requirements for qualification of CarrAmerica as a REIT.

         Income Tests Applicable to REITs. To qualify as a REIT, CarrAmerica must satisfy two gross income tests.

         (1) At least 75% of CarrAmerica's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from certain types of temporary investments.

         (2) At least 95% of CarrAmerica's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of such real property investments, dividends, interest, certain payments under hedging instruments and gain from the sale or disposition of stock or securities and certain hedging instruments.

         Rents received by CarrAmerica will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met.

         o The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         o Rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant.

         o If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

         CarrAmerica is only allowed to provide services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, CarrAmerica may not operate or manage the property or provide "impermissible services" to the tenants except through an independent contractor that bears the expenses of providing the services and from whom CarrAmerica derives no revenue. However, CarrAmerica may provide some impermissible services directly, provided that the "impermissible service income" at any particular property for any taxable year does not exceed 1% of CarrAmerica's total income from that property. For these purposes, impermissible service income is deemed to be at least 150% of CarrAmerica's direct cost of providing the service. If the impermissible service income does not exceed 1% of CarrAmerica's total income from a property, the services will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible service income will not qualify as rents from real property. If the impermissible service income exceeds 1% of CarrAmerica's total income from a property, then all of the income from that property will fail to qualify as rents from real property.

         CarrAmerica will provide directly certain services at some or all of the properties. However, based upon CarrAmerica's experience in the office rental markets in which the properties are located, we believe that all services provided to tenants by us either are usually or customarily rendered in connection with the rental of office space for occupancy or, if considered impermissible services, will not result in impermissible service income in excess of the 1% threshold described above. However, there can be no assurance that the IRS will not contend otherwise with respect to either of these positions.

         CarrAmerica does not and will not do any of the following:

         o charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above, or unless CarrAmerica determines that the rent received from a particular tenant under such an arrangement is not material and will not jeopardize CarrAmerica's status as a REIT;

         o rent any property to a related party tenant, unless the CarrAmerica determines that the rent received from such related party tenant is not material and will not jeopardize CarrAmerica's status as a REIT;

         o derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which either is less than 15% of the total rent received under the lease or is such that it will not jeopardize CarrAmerica's status as a REIT; or

         o perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom CarrAmerica derives no revenue, except to the extent that the impermissible service income would not exceed the 1% threshold described above or CarrAmerica otherwise determines that the nonqualifying income resulting therefrom is not material and will not jeopardize CarrAmerica's status as a REIT.

         CarrAmerica will provide certain services with respect to the properties through entities that do not satisfy the "independent contractor" requirements described above. CarrAmerica has received rulings from the IRS to the effect that the provision of these services will not cause the rents received from the properties to fail to qualify as "rents from real property." Based upon the IRS rulings and its experience in the office rental market, CarrAmerica believes that all services provided to tenants will be considered "usually or customarily rendered" in connection with the rental of office space for occupancy only, although there is no assurance that the IRS will not contend otherwise. If CarrAmerica contemplates providing services, either directly, or through another entity, in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which CarrAmerica will receive no income.

         CarrAmerica has also received a ruling from the IRS to the effect that revenue received by CarrAmerica with respect to certain telecommunications services provided to tenants will qualify as rents from real property for purposes of the 75% and 95% gross income tests and will not cause the rents received by CarrAmerica from these tenants not to qualify as rents from real property for purposes of the 75% and 95% income tests. The ruling addresses revenue generated from the provision of telephone and other communications services, e-mail, video communications, electronic research, internet access, communication networking, safety and security systems and environmental control systems, some of which will be provided through business relationships with telecommunications service providers. CarrAmerica intends to provide these telecommunication services only as described in the ruling received from the IRS.

         Carr Real Estate Services, Inc., CarrAmerica Development, Inc., HQ Global Workplaces, Inc. (previously known as OmniOffices, Inc.), OmniOffices
(UK) Limited and OmniOffices (Lux) 1929 Holding Company S.A., collectively, are referred to as the noncontrolled subsidiaries. CarrAmerica owns, directly or through Carr Realty, L.P., 95% or more of the non-voting stock of each of the noncontrolled subsidiaries. None of CarrAmerica, CarrAmerica Realty, L.P. or Carr Realty, L.P. owns more than 10% of the voting stock of any of the noncontrolled subsidiaries or any other corporation. Each of the noncontrolled subsidiaries is taxable as a regular "C corporation." CarrAmerica's share of any dividends received from the noncontrolled subsidiaries should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. CarrAmerica does not anticipate that it will receive sufficient dividends from the noncontrolled subsidiaries to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

         In addition to the 75% and 95% gross income tests, CarrAmerica had to meet a 30% gross income test for its taxable years that ended prior to January 1, 1998. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of CarrAmerica's gross income, including gross income from prohibited transactions. The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.

         Relief Provisions for Failure to Satisfy Income Tests. If CarrAmerica fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if

         o CarrAmerica's failure to meet such tests is due to reasonable cause and not due to willful neglect,

         o CarrAmerica attaches a schedule of the sources of its income to its federal income tax return, and

         o any incorrect information on such schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances CarrAmerica would be entitled to the benefit of these relief provisions. For example, if CarrAmerica fails to satisfy the gross income tests because nonqualifying income that CarrAmerica intentionally incurs exceeds the limits on such income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving CarrAmerica, CarrAmerica will fail to qualify as a REIT. As discussed above in " - Taxation of CarrAmerica as a REIT - General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar relief provision is available if CarrAmerica failed the 30% income test for any of its taxable years ending prior to January 1, 1998.

         Prohibited Transactions Tax. Any gain realized by CarrAmerica on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including CarrAmerica's share of any such gain realized by CarrAmerica Realty, L.P. or Carr Realty, L.P., will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. If a particular sale meets the conditions described in Section 857(b)(6)(C) of the Code, referred to as a "safe harbor," that sale will not be considered a prohibited transaction. The safe harbor generally would apply to a sale of property if:

         o  CarrAmerica has held the property for at least four years;

         o the aggregate expenditures includible in the basis of the property during the four year period prior to the sale with respect to the property equal 30% or less of the net selling price of the property;

         o for the taxable year, either CarrAmerica makes no more than 7 such sales or the aggregate adjusted bases of all such properties sold does not exceed 10% of the aggregate adjusted bases of all of CarrAmerica's assets;

         o in the case of real property not acquired through foreclosure, CarrAmerica has held the property for the production of rental income for at least four years; and

         o if more than seven sales of property are made during the taxable year, substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom CarrAmerica does nor receive any income.

CarrAmerica, CarrAmerica Realty, L.P. and Carr Realty, L.P. intend to hold their respective properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the properties, and other properties, and to make such occasional sales of the properties as are consistent with these investment objectives. In this regard, CarrAmerica, CarrAmerica Realty, L.P. and Carr Realty, L.P. have recently undertaken a significant number of asset sales. Although these sales may not qualify the safe harbor described above, CarrAmerica nevertheless believes that these sales should not be considered prohibited transactions. There can be no assurance, however, that the IRS might not contend that one or more of these or any future sales is subject to the 100% penalty tax.

         Asset Tests Applicable to REITs. CarrAmerica, at the close of each quarter of its taxable year, must satisfy three tests relating to the nature of its assets.

         (1) At least 75% of the value of CarrAmerica's total assets must be represented by real estate assets. CarrAmerica's real estate assets include, for this purpose, its allocable share of real estate assets held by CarrAmerica Realty, L.P., Carr Realty, L.P., and the non-corporate subsidiaries of CarrAmerica, CarrAmerica Realty, L.P. and Carr Realty, L.P., as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering, or long-term (at least five years) debt offering of CarrAmerica, cash, cash items and government securities. Stock interests owned by CarrAmerica in another REIT are qualifying real estate assets for purposes of the 75% gross asset test, and, consequently, such stock interests are not subject to the 10% voting stock limitation described below.

         (2) Not more than 25% of CarrAmerica's total assets may be represented by securities other than those in the 75% asset class.

         (3) Of the investments included in the 25% asset class, the value of any one issuer's securities owned by CarrAmerica may not exceed 5% of the value of CarrAmerica's total assets, and, except for REITs or qualified REIT subsidiaries, CarrAmerica may not own more than 10% of any one issuer's outstanding voting securities. CarrAmerica will be considered to own its proportionate share of the assets of CarrAmerica Realty, L.P. and Carr Realty, L.P. (including the securities of Carr Real Estate Services, Inc.).

         After initially meeting the asset tests at the close of any quarter, CarrAmerica will not lose its status as a REIT for failure to satisfy the 25% or 5% asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets. An acquisition of additional securities or property with respect to an issuer will require a "retesting" at the end of the quarter in which such acquisition occurs in order to determine whether the 5% and 25% asset tests continue to be met. If the failure to satisfy the 25% or 5% asset tests results from an acquisition of securities or other property during a quarter, the failure generally can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

         CarrAmerica and its senior management believe that the value of the securities of each of noncontrolled subsidiaries and of any unsecured debt of Carr Realty, L.P. and CarrAmerica Realty, L.P. owned by CarrAmerica have not and will not exceed 5% of the total value of CarrAmerica's assets on any "retesting" date. In this regard, if HQ Global Workplaces, Inc, OmniOffices (UK) Limited and OmniOffices (Lux) 1929 Holding Company S.A. were viewed for federal income tax purposes as a single corporation, CarrAmerica might not satisfy the 5% limitation with respect to that corporation. CarrAmerica believes that these noncontrolled subsidiaries have operated and will continue to operate as separate entities. There can be no assurance however that the IRS would not contend that either the value of one or more of the noncontrolled subsidiaries exceeds the 5% limitation or that two or more of the noncontrolled subsidiaries should be viewed as a single corporation for purposes of the 5% limitation. Although CarrAmerica intends to take steps to ensure that it continues to satisfy the 5% limitation, there can be no assurance that the 5% limitation will be met in the future or that CarrAmerica will not have to reduce it ownership interest in one or more of the noncontrolled subsidiaries in order to comply with the 5% limitation.

         CarrAmerica does not own, directly or indirectly, more than 10% of the voting stock of any of the noncontrolled subsidiaries but it does own, directly or indirectly, 95% or more of the nonvoting stock of each of the noncontrolled subsidiaries. CarrAmerica also may own nonvoting stock, representing substantially all of the equity, in other corporate entities that serve as partners or members in the various entities that hold title to the properties. There can be no assurance, however, that the IRS might not contend that the arrangements between CarrAmerica and the noncontrolled subsidiaries are such that CarrAmerica should be considered to own more than 10% of the voting securities of one of the noncontrolled subsidiaries.

         CarrAmerica intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25% or 5% asset tests. If CarrAmerica fails to cure noncompliance with the asset tests within such time period, CarrAmerica would cease to qualify as a REIT.

         Proposed Changes to REIT Qualification Requirements. The Clinton Administration's fiscal year 2000 budget proposal, announced February 1, 1999, includes a proposal that would change the 10% voting securities test to a 10% vote or value test. Under the proposal, a REIT would not be able to own more than 10% of the vote or value of the outstanding securities of any corporation, except for a qualified REIT subsidiary or another REIT. The proposal also contains an exception to the 5% and 10% asset tests that would allow a REIT to have "taxable REIT subsidiaries," including both "qualified independent contractor subsidiaries," which could perform noncustomary and other currently prohibited services for tenants and other customers, and "qualified business subsidiaries," which could undertake third-party management and development activities as well as other non-real estate related activities. Under the proposal, no more than 15% of a REIT's total assets could consist of interests in taxable REIT subsidiaries and no more than 5% of a REIT's total assets could consist of interests in qualified independent contractor subsidiaries. Under the budget proposal, a taxable REIT subsidiary would not be entitled to deduct any interest on debt funded directly or indirectly by the REIT. This proposal would be effective after the date of enactment and a REIT would be allowed to combine and convert existing corporate subsidiaries into taxable REIT subsidiaries tax-free prior to a certain date. A transition period would allow for conversion of existing corporate subsidiaries before the 10% vote or value test would become effective. For CarrAmerica's taxable years after the effective date of the proposal and after any applicable transition period, the 10% vote or value test would apply to CarrAmerica's ownership in any of the noncontrolled subsidiaries not converted into taxable REIT subsidiaries.

         On August 5, 1999, the Financial Freedom Act of 1999 (the "bill") was passed by Congress, but has not been signed by the President. The bill is similar to the administration's proposal in several respects. Like the administration's proposal, the bill would create "taxable REIT subsidiaries" that would not be subject to the 5% asset test, but that would remain subject to the 25% asset test. The "taxable REIT subsidiaries" would also be subject to "earnings stripping" limitations on the deductibility of interest. Under the bill, a REIT would be able to rent up to 10% of a property to a taxable REIT subsidiary and generally have the rent qualify as good income. The bill would also change the 10% voting securities test to a 10% vote or value test unless the corporation elects to be a taxable REIT subsidiary or the securities qualify for the "grandfather rule." In general, the "grandfather rule" would apply to securities of a corporation in which the REIT owned an interest on July 12, 1999. The grandfather rule would also apply to securities acquired in a tax-free exchange for "grandfathered securities" and to securities acquired in a qualifying tax-free reorganization with another REIT, if those securities were grandfathered in the hands of the other REIT. Securities of a corporation will lose their "grandfathered" status if the corporation acquires any substantial asset or engages in a substantial new line of business after July 12, 1999 (other than pursuant to a binding contract in effect on that date). It is presently uncertain whether any proposal regarding REIT subsidiaries, including the budget proposal or the bill, will be enacted or, if enacted, what the terms, including the effective date, will be.

         Annual Distribution Requirements Applicable to REITs. CarrAmerica, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to

         (i) the sum of (a) 95% of CarrAmerica's REIT taxable income, computed without regard to the dividends paid deduction and CarrAmerica's net capital gain, and (b) 95% of the net income, after tax, if any, from foreclosure property, minus

         (ii) the sum of certain items of noncash income.

         In addition, if CarrAmerica recognizes any built-in gain, CarrAmerica will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the built-in gain, after tax, recognized on the disposition of such asset. Such distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before CarrAmerica timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. See " - General" above for a discussion of the possible recognition of built-in gain.

         To the extent that CarrAmerica does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax thereon at regular ordinary and capital gain corporate tax rates. CarrAmerica, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a stockholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid by CarrAmerica with respect to such amount. The stockholder's basis in its stock would be increased by the amount the stockholder included in income and decreased by the amount of the tax the stockholder is treated as having paid. CarrAmerica would make an appropriate adjustment to its earnings and profits. For a more detailed description of the federal income tax consequences to a stockholder of such a designation, see " - Taxation of Taxable U.S. Stockholders Generally."

         CarrAmerica believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. Accordingly, CarrAmerica anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that CarrAmerica, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In such event, in order to meet the distribution requirements, CarrAmerica may find it necessary to arrange for short-term, or possibly long-term borrowings to fund required distributions or to pay dividends in the form of taxable stock dividends.

         Under certain circumstances, CarrAmerica may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in CarrAmerica's deduction for dividends paid for the earlier year. Thus, CarrAmerica may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CarrAmerica will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Furthermore, if CarrAmerica should fail to distribute during each calendar year at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for such year, and any undistributed taxable income from prior periods, CarrAmerica would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed during the calendar year by the REIT and the amount, if any, on which the REIT paid income tax for such year.

         Recordkeeping Requirements. Pursuant to applicable IRS regulations, CarrAmerica must comply with certain recordkeeping requirements to qualify for taxation as a REIT.

         Failure of CarrAmerica to Qualify as a REIT. If CarrAmerica fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, CarrAmerica will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which CarrAmerica fails to qualify will not be deductible by CarrAmerica nor will they be required to be made. As a result, CarrAmerica's failure to qualify as a REIT would significantly reduce the cash available for distributions by CarrAmerica to its stockholders. In addition, if CarrAmerica fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of CarrAmerica's current and accumulated earnings and profits. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions. Unless entitled to relief under specific statutory provisions, CarrAmerica also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances CarrAmerica would be entitled to such statutory relief.

Taxation of Taxable U.S. Stockholders Generally

         As used herein, the term "U.S. stockholder" means a holder of common stock who for United States federal income tax purposes (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

         Distributions by CarrAmerica. As long as CarrAmerica qualifies as a REIT, distributions made by CarrAmerica out of its current or accumulated earnings and profits, and not designated as capital gain dividends, constitute dividends taxable to its taxable U.S. stockholders as ordinary income. Such distributions are not eligible for the dividends received deduction in the case of U.S.

stockholders that are corporations. To the extent that CarrAmerica makes distributions not designated as capital gain dividends in excess of its current and accumulated earnings and profits, such distributions are treated first as a tax-free return of capital to each U.S. stockholder, reducing the adjusted basis which such U.S. stockholder has in its shares for tax purposes by the amount of such distribution but not below zero, with distributions in excess of a U.S. stockholder's adjusted basis in its shares taxable as capital gains, provided that the shares have been held as a capital asset. Dividends declared by CarrAmerica in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by CarrAmerica and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by CarrAmerica on or before January 31 of the following calendar year.

         Distributions made by CarrAmerica that are properly designated by CarrAmerica as capital gain dividends are subject to special rules. They are taxed as gain from the sale or exchange of a capital asset held for more than one year to the extent that they do not exceed CarrAmerica's actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held its shares. In the event that CarrAmerica designates any portion of a dividend as a "capital gain dividend," a U.S. stockholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such U.S. stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year.

         Pursuant to IRS Notice 97-64, CarrAmerica generally may classify portions of its designated capital gain dividend as either a 20% rate gain distribution, which would be taxable to non-corporate U.S. stockholders, i.e. individuals, estates or trusts, at a maximum rate of 20%, an unrecaptured
Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, or a 28% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 28%. If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-91, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. For a discussion of the capital gain tax rates applicable to non-corporate U.S. stockholders, see "--Capital Gain Rates" below.

         Distributions made by CarrAmerica that are properly designated as capital gain dividends will be taxable to taxable corporate U.S. stockholders as long-term capital gain to the extent that they do not exceed CarrAmerica's actual net capital gain for the taxable year, at a maximum rate of 35% without regard to the period for which such corporate U.S. stockholder has held its shares. Such corporate U.S. stockholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

         U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of CarrAmerica. Instead, such losses would be carried over by CarrAmerica for potential offset against future income, subject to certain limitations. Distributions made by CarrAmerica and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from CarrAmerica generally will be treated as investment income for purposes of the investment interest limitations. Capital gain dividends and capital gains from the disposition of shares, including distributions treated as such, however, will be treated as investment income for purposes of the investment interest limitation only if the U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. CarrAmerica will notify stockholders after the close of CarrAmerica's taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

         CarrAmerica may designate, by written notice to its stockholders, its net capital gain so that with respect to retained net capital gains, a U.S. stockholder would include its proportionate share of such gain in income, as long-term capital gain, and would be treated as having paid its proportionate share of the tax paid by CarrAmerica with respect to the gain. The U.S. stockholder's basis in its shares would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. stockholder that is an individual or an estate or trust, the IRS, as described below in this section, has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. IRS Notice 97-64, described above in this Section, did not address the taxation of noncorporate REIT stockholders with respect to retained net capital gains.

         Sales of Common stock. Upon any sale or other disposition of common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such common stock for tax purposes. Such gain or loss will be a capital gain or loss if the common stock have been held by the U.S. stockholder as a capital asset. In the case of a U.S. stockholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, and any such long-term capital gain shall be subject to the maximum capital gain rate of 20%. In the case of a U.S. stockholder that is a corporation, such gain or loss will be long-term capital gain or loss if such common stock have been held for more than one year, and any such capital gain shall be subject to the maximum capital gain rate of 35%. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of common stock that have been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by such U.S. stockholder from CarrAmerica that were required to be treated as long-term capital gains.

         Capital Gain Rates. The maximum rate of tax for individuals, trusts and estates on the net capital gain from the sale or exchange of an asset held for more than 12 months is 20%. Net capital gain from the sale of an asset held for 12 months or less is subject to tax at the applicable rate for ordinary income. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions not otherwise recaptured as ordinary income under the IRS's depreciation recapture rules. For a discussion of the rules under the Taxpayer Relief Act that apply to the taxation of distributions by CarrAmerica to its stockholders that are designated by CarrAmerica as capital gain dividends, see "--Distributions by CarrAmerica" above. Stockholders are urged to consult with their own tax advisors with respect to the rules contained in the Taxpayer Relief Act and the IRS Restructuring Act.

Backup Withholding for CarrAmerica's Distributions

         CarrAmerica will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder either is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide CarrAmerica with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding is creditable against the stockholder's income tax liability. In addition, CarrAmerica may be required to withhold a portion of its capital gain distributions to any stockholders who fail to certify their nonforeign status to CarrAmerica. See " - Taxation of Non-U.S. Stockholders" below.

Taxation of Tax-Exempt Stockholders

         Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code and such common stock are not otherwise used in a trade or business, the dividend income from CarrAmerica will not be unrelated business taxable income ("UBTI") to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless such tax-exempt stockholder has held such common stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

         However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in CarrAmerica will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in CarrAmerica. Such stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in
Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts."

         A REIT is a pension held REIT if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself, and (ii) either (a) at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the not closely held requirement without relying upon the "look-through" exception with respect to qualified trusts. Based on both the current ownership common stock and the limitations on transfer and ownership of common stock contained in the Declaration of Trust, CarrAmerica does not expect to be classified as a pension held REIT.

Taxation of Non-U.S. Stockholders

         The rules governing federal income taxation of the ownership and disposition of common stock by non-U.S. stockholders are complex, and no attempt is made herein to provide more than a brief summary of those rules. Accordingly, this discussion does not address all aspects of federal income tax and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that CarrAmerica qualifies for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in common stock, including any reporting requirements.

         Distributions by CarrAmerica. Distributions by CarrAmerica to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by CarrAmerica of United States real property interests nor designated by CarrAmerica as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of CarrAmerica. Such distributions ordinarily will be subject to withholding of

United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as CarrAmerica. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. CarrAmerica expects to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with CarrAmerica or (ii) the non-U.S. stockholder files an IRS Form 4224 with CarrAmerica claiming that the distribution is effectively connected income.

         Distributions in excess of current or accumulated earnings and profits of CarrAmerica will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder's common stock but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below.

         As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that CarrAmerica will be required to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. Consequently, although CarrAmerica intends to withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that CarrAmerica does not do so, any portion of a distribution not subject to withholding at a rate of 30%, or a lower applicable treaty rate, will be subject to withholding at a rate of 10%. However, a non-U.S. stockholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of CarrAmerica, and the amount withheld exceeded the non-U.S. stockholder's United States tax liability, if any, with respect to the distribution.

         Distributions to a non-U.S. stockholder that are designated by CarrAmerica at the time of the distributions as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally will not be subject to United States federal income taxation unless

         (i) the investment in the common stock is effectively connected with the non-U.S. stockholder's United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

         (ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by CarrAmerica of United States real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. CarrAmerica is required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. stockholder's United States federal income tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts designated by CarrAmerica pursuant to the Taxpayer Relief Act as undistributed capital gains in respect of the common stock held by U.S. stockholders (see " - Requirements for Qualification as a REIT - Annual Distribution Requirements Applicable to REITs" above) would be treated with respect to non-U.S. stockholders in the manner outlined in the preceding two paragraphs for actual distributions by CarrAmerica of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by CarrAmerica on such undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of such tax paid by CarrAmerica were to exceed their actual United States federal income tax liability.

         Sale of Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless

         (1) the investment in the common stock is effectively connected with the non-U.S. stockholder's United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to such gain;

         (2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains; or

         (3) such common stock constitutes a "United States real property interest" within the meaning of FIRPTA. If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations. The purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

         Shares of CarrAmerica's common stock will constitute a United States real property interest unless CarrAmerica qualifies as a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. As of March 15, 1999, a Luxembourg corporation, referred to as "SC-USREALTY," which is a wholly owned subsidiary of Security Capital U.S. Realty, held approximately 39.9% in value of the securities of CarrAmerica. In the event that SC-USREALTY and other stockholders of CarrAmerica who are non-U.S. stockholders own collectively 50% or more, in value, of the outstanding stock of CarrAmerica, CarrAmerica would cease to be a "domestically controlled REIT."

         Even if CarrAmerica does not qualify as or ceases to be a domestically controlled REIT, gain arising from the sale or exchange by a non-U.S. stockholder of common stock still would not be subject to United States taxation under FIRPTA as a sale of a United States real property interest if:

         (i) the class or series of shares being sold is "regularly traded," as defined by applicable IRS regulations, on an established securities market such as the New York Stock Exchange, and

         (ii) the selling non-U.S. stockholder owned 5% or less of the value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

         CarrAmerica believes the Common Stock would be considered to be "regularly traded" for this purpose, and CarrAmerica has no actual knowledge of any non-U.S. stockholder, other than SC-USREALTY, that holds in excess of 5% of CarrAmerica's stock. In order to assist CarrAmerica in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain provisions preventing any non-U.S. stockholder, other than SC-USREALTY and its affiliates, from acquiring additional shares of CarrAmerica's capital stock if, as a result of the acquisition, CarrAmerica would fail to qualify as a "domestically controlled REIT," computed assuming that SC-USREALTY owns the maximum percentage of CarrAmerica's capital stock that it is permitted to own under the special stockholder limit applicable to SC-USREALTY. An acquisition of CarrAmerica capital stock in violation of this provision would result that stock being reacquired automatically from the foreign investor by a designated charitable trust. CarrAmerica anticipates that it would be unable to advise a prospective non-U.S. stockholder that its purchase of any shares of CarrAmerica's capital stock would not violate this prohibition. Accordingly, CarrAmerica's capital stock generally would not be a suitable investment for non-U.S. stockholders other than SC-USREALTY.

         Backup Withholding Tax and Information Reporting. Backup withholding tax generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Backup withholding and information reporting will generally not apply to distributions paid to non-U.S. stockholders outside the United States that are treated as dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, capital gain dividends or distributions attributable to gain from the sale or exchange by CarrAmerica of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Generally, information reporting will apply to a payment of the proceeds of a sale of common stock by a foreign office of a broker that:

         (a) is a United States person,

         (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or

         (c) is a "controlled foreign corporation," which, in general, is a foreign corporation that controlled by United States stockholders.

         If, however, the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and certain other conditions are met or the stockholder otherwise establishes an exemption information reporting will not apply. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. A non-U.S. stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1999, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000, or the date of expiration of the certificate under rules currently in effect, unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate. A non-U.S. stockholder should consult its own advisor regarding the effect of the new regulations.

Tax Aspects of CarrAmerica's Ownership of Interests in Partnerships

         General. A substantial portion of CarrAmerica's investments are held indirectly through CarrAmerica Realty, L.P., Carr Realty, L.P., and other partnerships and LLCs. In general, partnerships and limited liability companies are "pass-through" entities that are not subject to federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the pass-through entity, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the partnership. CarrAmerica includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, CarrAmerica includes its proportionate share of assets held through CarrAmerica Realty, L.P., Carr Realty, L.P., and other partnerships and LLCs. See " Requirements for Qualification as a REIT - Ownership of Partnership Interests by a REIT" above.

         Entity Classification. CarrAmerica believes that CarrAmerica Realty, L.P. and Carr Realty, L.P. and each partnership in which CarrAmerica owns an interest will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation. CarrAmerica believes that each LLC in which CarrAmerica owns an interest will be treated as a partnership or disregarded for federal income tax purposes. If any of these partnerships or LLCs were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of CarrAmerica's assets and items of gross income would change and could preclude CarrAmerica from qualifying as a REIT (see " - Requirements for Qualification as a REIT - Asset Tests Applicable to REITs" and " - Income Tests Applicable to REITs" above).

         Prior to January 1, 1997, an organization formed as a partnership or a limited liability company was treated as a partnership for federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the regulations in effect at that time used to distinguish a partnership from a corporation for tax purposes. These four characteristics were (i) continuity of life, (ii) centralization of management,
(iii) limited liability and (iv) free transferability of interests. Under final IRS regulations which became effective January 1, 1997, the four factor test has been eliminated and an entity formed as a partnership or as a limited liability will be taxed as a partnership for federal income tax purposes, unless it specifically elects otherwise. The regulations provide that the IRS will not challenge the classification of an existing partnership or limited liability company for tax periods prior to January 1, 1997 so long as:

         (1) the entity had a reasonable basis for its claimed classification,

         (2) the entity and all its members recognized the federal income tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and

         (3) neither the entity nor any member of the entity had been notified in writing on or before May 8, 1996 that the classification of the entity was under examination by the IRS.

         Allocations of Partnership Income, Gain, Loss and Deduction. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the CarrAmerica Realty, L.P. and Carr Realty, L.P. partnership agreements are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

         Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution associated with the property at the time of contribution. The difference is known as the book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under regulations promulgated under Section 704 of the Internal Revenue Code, similar rules apply when a partnership elects to "revalue" its assets in certain situations, such as when a contribution of property is made to a partnership by a new partner.

         In general, if any asset contributed to or revalued by a partnership is determined to have a fair market value that is greater than its adjusted tax basis, certain partners, including CarrAmerica, will be allocated lower amounts of depreciation deductions as to certain properties for tax purposes and increased taxable income and gain on sale. Such allocations will tend to eliminate the book-tax difference over the life of the partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific transaction such as a sale. Thus, CarrAmerica may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets, and such amounts may be in excess of the economic or book income allocated to it as a result of such sale. Such an allocation might cause CarrAmerica to recognize taxable income in excess of cash proceeds, which might adversely affect CarrAmerica's ability to comply with the REIT distribution requirements. In this regard, it should be noted that as the general partner of CarrAmerica Realty, L.P. and Carr Realty, L.P., CarrAmerica will determine when and whether to sell any given property. See " - Requirements for Qualification as a REIT - Annual Distribution Requirements Applicable to REITs."

Other Tax Consequences for CarrAmerica and Its Stockholders

         CarrAmerica and its stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of CarrAmerica and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of CarrAmerica should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CarrAmerica . In this regard, the District of Columbia imposes an unincorporated business income tax, at the rate of 9.975%, on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because many of the Properties owned by Carr Realty, L.P. are located in the District of Columbia, the Company's share of the "District of Columbia taxable income" of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered "District of Columbia taxable income," but it is likely that at least some portion of the income attributable to the Properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Carr Realty, L.P. is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its stockholders as dividends will be reduced accordingly. This tax would not apply if the Company were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, the Company's ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

         A portion of the cash to be used by CarrAmerica to fund distributions comes from the noncontrolled subsidiaries through payment of dividends on the stock of such corporations held by CarrAmerica. The noncontrolled subsidiaries pay federal and state income tax, including the District of Columbia franchise tax, at the full applicable corporate rates. To the extent that the noncontrolled subsidiaries are required to pay federal, state or local taxes, the cash otherwise available for distribution by CarrAmerica to stockholders will be reduced accordingly.


                              PLAN OF DISTRIBUTION

         This prospectus relates to the possible issuance from time to time by CarrAmerica Realty Corporation of up to 271,363 shares of our common stock if, and to the extent that, we elect to issue such shares to the holders of 271,363 units of limited partner interest in the Partnership, upon the tender of such units for redemption. We have registered the issuance of such shares to permit the holders of such units to sell the shares so issued without restriction in the open market or otherwise, but registration of the issuance of the shares does not necessarily mean that any holders of the units will elect to redeem them or that we will issue any such shares upon any redemption.

         We will acquire one unit from a redeeming partner in exchange for each share of our common stock that we issue. Consequently, with each redemption, our interest in the Partnership will increase.


                                     EXPERTS

         Our consolidated financial statements and schedule, as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated herein by reference in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The legality of the securities offered hereby and certain tax matters have been passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

--------------------------------------------------------------------------------

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by CarrAmerica Realty Corporation. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the shares of common stock of CarrAmerica Realty Corporation in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of CarrAmerica Realty Corporation since the date hereof.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


About the Company                                                             2

Securities Being Offered                                                      2

Risk Factors                                                                  2

About this Prospectus                                                         3

Where to Find More Information                                                3

A Warning about Forward-Looking Statements                                    4

Redemption of Units                                                           4

Federal Income Tax Considerations                                            15

Plan of Distribution                                                         33

Experts                                                                      33

Legal Matters                                                                33

--------------------------------------------------------------------------------

                                 271,363 Shares

                         CarrAmerica Realty Corporation
                                  Common Stock

                       ----------------------------------

                                   PROSPECTUS

                       ----------------------------------


                              ___________ __, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the shares of CarrAmerica Realty Corporation common stock, are as follows:

         Registration Fee - Securities and Exchange Commission         $  1,655
         Legal Fees and Expenses                                         50,000
         Accounting Fees and Expenses                                    10,000
         Miscellaneous                                                    3,345
                                                                       --------
         Total                                                         $ 65,000


Item 15. Indemnification of Officers and Directors.

         CarrAmerica Realty Corporation's officers and directors are and will be indemnified under Maryland law and under the charter and by-laws of the company. The charter requires CarrAmerica to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. The by-laws require the company to indemnify, to the fullest extent permitted under Section 2-418 of the Maryland General Corporation Law as in effect from time to time, any person who is or was, or is the personal representative of a deceased person who was, a director or officer of CarrAmerica against any judgments, penalties, fines, settlements and reasonable expenses and any other liabilities; provided, that, unless applicable law otherwise requires, indemnification shall be contingent upon a determination, by the board of directors of CarrAmerica by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board of directors consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate or by special legal counsel selected by and if directed by the board of directors as set forth above, that indemnification is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct prescribed by Section 2-418(b) of the Maryland General Corporation Law.

         In addition, CarrAmerica's charter provides that, to the fullest extent permitted under Maryland law, directors and officers of the company will not be liable to CarrAmerica and its stockholders for money damages. Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in a proceeding that the director's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.


Item 16. Exhibits.

         The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by reference.

Item 17. Undertakings.

I.       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs I(1)(i) and I(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, as amended, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on October 15, 1999.


                                            CARRAMERICA REALTY CORPORATION,
                                                a Maryland corporation


                                            By: /s/ Richard F. Katchuk
                                                --------------------------------
                                                Richard F. Katchuk
                                                Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature                                Title                                  Date
            *                            Chairman of the Board of Directors     October 15, 1999
-------------------------
Oliver T. Carr, Jr.

            *                            President, Chief Executive Officer     October 15, 1999
-------------------------                and Director (principal executive
Thomas A. Carr                           officer)

/s/ Richard F. Katchuk                   Chief Financial Officer (principal     October 15, 1999
-------------------------                financial and accounting officer)
Richard F. Katchuk

            *                            Director                               October 15, 1999
-------------------------
C. Ronald Blankenship

            *                            Director                               October 15, 1999
-------------------------
Andrew F. Brimmer

            *                            Director                               October 15, 1999
-------------------------
A. James Clark

            *                            Director                               October 15, 1999
-------------------------
Timothy Howard

            *                            Director                               October 15, 1999
-------------------------
Caroline S. McBride

            *                            Director                               October 15, 1999
William D. Sanders
-------------------------

            *                            Director                               October 15, 1999
-------------------------
Wesley S. Williams, Jr.

* By: /s/ Richard F. Katchuk
      ---------------------------
      Richard F. Katchuk
      As Attorney-in-Fact
      (See Exhibit 24.1)

                                  EXHIBIT INDEX

Exhibit
Number                               Description of Exhibit
------                               ----------------------

 3.1 Articles of Amendment and Restatement of Articles of Incorporation of CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of CarrAmerica Realty Corporation for the quarter ended March 31, 1996)

 3.2 Articles Supplementary Relating to Series A Cumulative Convertible Redeemable Preferred Stock dated October 24, 1996 (incorporated by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q of CarrAmerica Realty Corporation for the quarter ended September 30, 1996)

 3.3 Articles Supplementary Relating to Series B Cumulative Redeemable Preferred Stock dated August 8, 1997 (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q of CarrAmerica Realty Corporation for the quarter ended June 30, 1997)

 3.4 Articles Supplementary Relating to Series C Cumulative Redeemable Preferred Stock dated October 30, 1997 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on November 6, 1997)

 3.5 Articles Supplementary Relating to Series D Cumulative Redeemable Preferred Stock dated December 17, 1997 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on December 19, 1997)

 3.6 Articles of Amendment of Articles of Amendment and Restatement of Articles of Incorporation of CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on July 1, 1998)

 3.7 Second Amendment and Restatement of By-laws of CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3 of the Current Report on Form 8-K of CarrAmerica Realty Corporation filed on February 12, 1997)

 3.8 Amendment to Second Amendment and Restatement of By-laws of CarrAmerica Realty Corporation (incorporated by reference to
                  Exhibit 3.2 of the Quarterly Report on Form 10-Q of CarrAmerica Realty Corporation for the quarter ended June 30,
                  1998)

 3.9 (Second) Amendment to Second Amendment and Restatement of By-laws of CarrAmerica Realty Corporation (incorporated by reference to Exhibit 3.3 of the Quarterly Report on Form 10-Q of CarrAmerica Realty Corporation for the quarter ended June 30, 1998)

 5.1* Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

 8.1* Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

23.1*             Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

23.2*             Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

23.3              Consent of KPMG LLP, independent public accountants

24.1              Powers of Attorney

--------------
* To be filed by amendment